Exhibit 99.1
From:	Hifn, Inc.
	750 University Avenue	(HIFN LOGO)
Los Gatos, CA 95032
Contact:	William R. Walker, Vice President and Chief Financial Officer
408-399-3537
wwalker@hifn.com

Hifn Reports Revenues and Earnings for Fourth Quarter Fiscal 2006

LOS GATOS, Calif., October 30, 2006 - Hifn™ (NASDAQ: HIFN) today reported financial results for the fourth quarter and twelve months ended September 30, 2006.
Revenues for the fourth quarter of fiscal 2006 were $9.1 million, a decrease of 26 percent from the $12.3 million in revenues reported in the previous quarter and an increase of 3 percent from the $8.8 million in revenues reported in the fourth quarter of fiscal 2005. Revenues for the twelve months ended September 30, 2006 were $43.8 million, a decrease of 6 percent from the $46.4 million reported for the twelve months ended September 30, 2005.
Net loss for the fourth quarter ended September 30, 2006, on a generally-accepted accounting principles basis (GAAP), was $2.3 million, or a loss of $0.17 per share, which includes stock-based compensation expense of $235,000, or $0.02 per share, as a result of the implementation of SFAS 123(R). Non-GAAP net loss, excluding stock-based compensation expense, for the fourth quarter of fiscal 2006 was $2.1 million, or $0.15 per share. Net loss for the fourth quarter ended September 30, 2005 was $2.9 million, on a GAAP basis, or a loss of $0.21 per share, which did not include stock-based compensation expense as SFAS 123(R) had not yet been implemented. Including the pro forma stock-based compensation expense previously disclosed in Hifn’s financial statement footnotes, net loss for the fourth quarter ended September 30, 2005 would have been $10.2 million, or a loss of $0.75 per share.
Net loss for the twelve months ended September 30, 2006, on a GAAP basis, was $8.7 million, or a loss of $0.63 per share, which includes stock-based compensation expense of $977,000, or $0.07 per share. Non-GAAP net loss, excluding stock-based compensation expense, for the twelve months ended September 30, 2006 was $7.7 million, or $0.56 per share. Net loss for the twelve months ended September 30, 2005 was $5.2 million, on a GAAP basis, or a loss of $0.38 per share, which did not include stock-based compensation expense that would have otherwise resulted from the implementation of SFAS 123(R). Including the pro forma stock-based compensation expense previously disclosed in Hifn’s financial statement footnotes, net loss for the twelve months ended September 30, 2005 would have been $15.9 million, or a loss of $1.14 per share. A reconciliation between net loss on a GAAP basis and non-GAAP net loss is provided in the accompanying financial statements.
“As predicted, fourth quarter revenue was reduced through a change in contract manufacturing policy by one of Hifn’s major customers, and came in at a disappointing $9.1 million. However, expenses

Hifn Fourth Quarter Fiscal Year 2006
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also declined substantially as a result of Hifn’s previously announced June restructuring, and position Hifn for a more successful year in fiscal 2007” said Chris Kenber, Hifn’s Chairman and CEO. “With our new VTL solution shipping in September, its first production quarter, and with Hifn Pattern Matching, our new high performance search product, also shipping production versions, we expect to see moderate growth in FY2007 at operating and cash breakeven or better performance”.
Hifn management will hold a conference call to discuss these results today, October 30, 2006 at 1:30 p.m. Pacific Standard Time (PST). Those wishing to join should dial 800-509-8613 (domestic U.S.) or 706-679-4544 (international) at approximately 1:15 p.m. Playback of the conference call will be available from 5 p.m. (PST) on Monday, October 30, 2006 through 5 p.m. (PST) on Thursday, November 2, 2006 and may be accessed by calling 800-642-1687, pass code 8599617. This press release and information regarding the conference call may be accessed through the Investor Relations page in Hifn’s corporate website at http://www.hifn.com.

About Hifn

Hifn combines security, compression, content search, and flow classification technology into solutions for networking, security and storage suppliers. Hifn's solutions are deployed in virtually all market-leading networking and security products. Founded in 1996, Hifn is headquartered in Los Gatos, California. For more information on Hifn solutions, please visit: http://www.hifn.com. More information on the company is available from the company’s SEC filings. Hifn is traded on the NASDAQ National Market under the symbol HIFN.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, statements regarding the Company’s future financial performance including statements related to the impact of the success of our new product initiatives including the Virtual Tape Library board and the new Hifn Pattern Matching software and the current outlook for moderate growth in FY2007 at operating and cash breakeven or better performance are all forward-looking statements within the meaning of the Safe Harbor. There are several factors that may cause actual results to differ materially from those contemplated by the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: dependency on a small number of customers; customer demand and customer ordering patterns; orders from Hifn’s customers may be below the company’s current expectations; and the economic slowdown impacting the technology sector may continue longer than expected. Additional risks include: risks associated with the success of Hifn’s ongoing technology development efforts; Hifn’s ability to successfully integrate new technology into products in a cost-effective manner; Hifn’s ability to effect its current strategy and to effectively control expenses; the timing of Hifn’s new product introductions; intense competition in the network and storage equipment industries; the benefits expected from business partnerships we enter into may not be achieved due to market factors or other factors outside our control and the significant uncertainty of market acceptance of Hifn’s new products. These and other risks are detailed from time to time in Hifn’s filings with the Securities and Exchange Commission. Hifn expressly disclaims any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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Hifn is providing non-GAAP net loss and non-GAAP net loss per share data as additional information to help investors better understand its operating results. These measures are not in accordance with, or an alternative for, generally-accepted accounting principles and may be different from pro forma measures used by other companies. We believe that presenting net loss and net loss per share excluding stock-based compensation expense is useful to management and investors as it provides a more meaningful understanding of our ongoing operating performance and also facilitates comparison of operating trends across reporting periods. Hifn management uses these measures for viewing the financial results of Hifn. These non-GAAP measures should not be viewed as a substitute for Hifn’s GAAP results.

Hi/fn® is a registered trademark of hi/fn, inc. Hifn is a trademark of hi/fn, inc.

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HIFN, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2006	2005	2006	2005

Net revenues	$9,121	$8,760	$43,764	$46,394

Costs and operating expenses:
Cost of revenues	3,578	2,677	15,507	14,798
Research and development	4,051	5,648	21,275	21,721
Sales and marketing	1,504	1,502	7,382	7,515
General and administrative	2,024	1,362	6,984	5,332
Amortization of intangibles	783	812	3,161	3,296
Total costs and operating expenses	11,940	12,001	54,309	52,662
Loss from operations	(2,819)	(3,241)	(10,545)	(6,268)
Interest and other income, net	504	341	1,862	1,142
Loss before income taxes	(2,315)	(2,900)	(8,683)	(5,126)
Provision for income taxes	26	15	41	90
Net loss	$(2,341)	$(2,915)	$(8,724)	$(5,216)

Net loss per share, basic and diluted	$(0.17)	$(0.21)	$(0.63)	$(0.38)

Weighted average shares outstanding, basic and diluted	13,900	13,602	13,769	13,887

Note: Net loss for the three and twelve months ended September 30, 2006 includes stock-based compensation expense of $235,000 and $977,000, respectively, resulting from the implementation of SFAS 123(R). Net loss for the three and twelve months ended September 30, 2005 did not include stock-based compensation expense under SFAS 123. The following table reflects net loss per share for the three and twelve months ended September 30, 2006 compared with three and twelve months ended September 30, 2005 including the stock-based compensation expense for these periods (in thousands):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2006	2005	2006	2005

Net loss excluding stock-based compensation expense (amounts for fiscal 2006 are as reported)	$(2,106)	$(2,915)	$(7,747)	$(5,216)
Stock-based compensation expense (amounts for fiscal 2006 are as reported)	(235)	(7,325)	(977)	(10,682)
Net loss including the effect of stock-based compensation expense	$(2,341)	$(10,240)	$(8,724)	$(15,898)

Basic and diluted net loss per share (amounts for fiscal 2006 are as reported)	$(0.15)	$(0.21)	$(0.56)	$(0.38)
Stock-based compensation expense per share (amounts for fiscal 2006 are as reported)	(0.02)	(0.54)	(0.07)	(0.76)
Basic and diluted net loss per share including the effect of stock-based compensation expense	$(0.17)	$(0.75)	$(0.63)	$(1.14)

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HIFN, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	September 30,
	2006	2005

ASSETS

Current assets:
Cash & short-term investments	$38,777	$44,440
Accounts receivable, net	4,614	5,071
Inventories	2,028	2,136
Prepaid expenses and other current assets	1,571	803
Total current assets	46,990	52,450

Property and equipment, net	2,356	1,846
Intangibles and other assets, net	8,130	12,155
	$57,476	$66,451

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,672	$1,743
Accrued expenses and other current liabilities	5,119	7,952
	6,791	9,695
Stockholders’ equity:
Common stock	14	14
Paid-in capital	166,100	163,484
Accumulated other comprehensive loss	(1)	(38)
Accumulated deficit	(111,175)	(102,451)
Treasury stock, at cost	(4,253)	(4,253)
	50,685	56,756
	$57,476	$66,451